Exhibit 10.1

August 17, 2006

Mr. Theodore S. Alpert

1611 Virginia Avenue

Glendale, CA 91202

Dear Ted:

On behalf of Advanstar Communications Inc., it gives me great pleasure to confirm an offer of employment to you for the position of Vice President — Finance and Chief Financial Officer of Advanstar, based in our Woodland Hills office and reporting directly to me, or my designee.  Your effective date of employment will be September 12, 2006.

Your base salary will be at the bi-weekly rate of $9,615.38 (or $250,000 annualized).  Our pay periods are bi-weekly with paydays every other Friday via direct deposit.  You will also be eligible to receive an annual bonus based on your job performance with a targeted amount of $100,000, which will be prorated for the remainder of 2006.  Subject to you actually commencing employment with Advanstar, the terms, conditions and restrictions of the 2000 Management Incentive Plan of Advanstar Holdings Corp. (“AHC”) and the option agreement with respect thereto, you will be granted an option to purchase 150,000 shares of AHC’s Common Stock at an exercise price equal to $10.00 per share.

In addition, you will be eligible for all of our benefit programs, which will be effective on the first of the month following your start date.  Enrollment materials will be provided to you on your first day of employment.  In general, benefits are currently provided in the areas of vacation, sick pay, group health and dental insurance, life insurance, AD&D as well as long-term disability insurance protection, all as outlined in the applicable plan documents.  You will be entitled to four (4) weeks of vacation per calendar year.  We also currently have a 401(k) Plan that you can join on the first of the month following your start date.  Currently, you will become eligible to receive matching 401(k) contributions (in accordance with the provisions and limitations of the plan) from Advanstar starting on the first of the month following one year of employment.

Please note that your employment with Advanstar is on an “at will” basis.  That means that you can terminate your employment at any time, for any or no reason, with or without prior notice, and Advanstar reserves the same right.  Please familiarize yourself with all other policies which cover your employment by carefully reviewing our Employee Handbook which will be provided to you upon your arrival.

Notwithstanding the “at will” nature of your employment, we have agreed to specific provisions to govern certain types of potential termination of your employment.  If you are terminated without “Cause” (as defined below) or resign for “Good Reason” (as defined below), you will receive your base salary in the form of salary continuation for a period of twelve months.  Any payments made to you pursuant to the preceding sentence would constitute your full entitlement to severance (in lieu of any standard severance policy of Advanstar Communications) and you would be required to execute a release and covenant not to sue with respect to any claims against Advanstar Communications, its affiliates and their respective officers, directors, shareholders and employees prior to the payment of any severance amount to you.  The foregoing release would be mutual and would include a release and covenant not to sue with respect to any claims that Advanstar has against you.

The term “Cause” means conduct involving one or more of the following: (i) continuing failure (after notice thereof and a thirty (30) day period to cure such failure) to render services to Advanstar in accordance with the terms or requirements of your employment; (ii) disloyalty, gross negligence, willful misconduct, dishonesty, or breach of fiduciary duty to Advanstar; (iii) the commission of an act of embezzlement or fraud, a felony or a crime involving moral turpitude; (iv) deliberate disregard of the rules or policies of Advanstar which results in direct or indirect loss, damage or injury to Advanstar; (v) the unauthorized disclosure of any trade secret or confidential information of Advanstar; or (vi) the commission of an act which breaches your duty not to compete with Advanstar while employed by Advanstar.

The term “Good Reason” shall mean any of the following: (i) a breach of any material provision hereof by Advanstar which remains uncured after thirty (30) days written notice; (ii) a materially significant diminution in your duties; or (iii) the relocation of your principal office to a place which is more than fifty (50) miles from Advanstar’s office located at 6200 Canoga Avenue, Suite 200, Woodland Hills, California.

Please sign a copy of this letter as indicated below and return the signed copy to me by fax to 818/593-5024.  The original should be sent to 6200 Canoga Avenue, Suite 200, Woodland Hills, CA 91367 by overnight courier.

On behalf of all of us at Advanstar, I warmly welcome you aboard and wish you a terrific future at the Company.  I greatly look forward to working together.

Sincerely,

/s/ Joe Loggia

Joe Loggia

Chief Executive Officer

Acknowledgement and Agreement:

I acknowledge that, except as contained in this letter agreement, no representations, promises or agreements (in writing, orally or in any other form) have been made to me by Advanstar or any of its employees or representatives regarding compensation, duration or any other aspect of my employment at Advanstar.

I hereby agree to be bound by the terms, conditions and provisions of this letter agreement.

Signature:	/s/ Ted S. Alpert	Date:	August 18, 2006
Theodore S. Alpert